Exhibit 99.1 FOR IMMEDIATE RELEASE

Libbey Inc. Announces CFO Transition
Libbey names Juan Amezquita as SVP, Chief Financial Officer;
James Burmeister to transition to SVP, Chief Operating Officer

TOLEDO, Ohio, (December 17, 2019) -- Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today announced the appointment of Juan Amezquita as the Company’s senior vice president, chief financial officer and treasurer, effective January 13, 2020.
Mr. Amezquita will lead Libbey's global finance, accounting and treasury teams. He will succeed James C. Burmeister, who has served as Libbey's CFO since March 2017.
Mr. Burmeister will remain at Libbey and will continue to serve as senior vice president, chief operating officer, with primary responsibility for the Company’s manufacturing, engineering, supply chain and information technology operations.
Mr. Amezquita’s appointment and Mr. Burmeister’s transition are in furtherance of the organizational realignment plan the Company announced in August 2019. “I’m excited to have Juan join our executive leadership team,” said Michael P. Bauer, chief executive officer of Libbey Inc. “Juan is a proven leader with global experience in treasury, corporate finance and controllership. Juan’s depth of experience leading financial transformations in capital intensive businesses make him highly qualified and a great fit for the role.”
Mr. Amezquita has more than 25 years of financial management experience. He will join Libbey from Owens-Illinois, where he has served as vice president of strategy and integration since April 2019. Mr. Amezquita previously held roles of increasing responsibility in O-I's finance and treasury functions, beginning in 2005 as Colombia treasurer and culminating in his roles as vice president and treasurer from 2012 to 2015 and vice president of finance and corporate controller from 2016 to April 2019. Mr. Amezquita's earlier experience includes serving as chief financial officer for companies in the business services and health care industries in Colombia, as well as working as an IT system analyst.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2018, Libbey Inc.'s net sales totaled $797.9 million. Additional information is available at www.libbey.com.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will,"

"estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 27, 2019. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries, and in the retail and foodservice channels of distribution generally, that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility sales or closures, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increased pension expense associated with lower returns on pension investments and increased pension obligations; increased tax expense resulting from changes to tax laws, regulations and evolving interpretations thereof; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Media Contact
Sarah Zibbel
(419) 325-2347
szibbel@libbey.com

Investor Relations Contact
Chris Hodges or Bobby Winters
Alpha IR Group
(312) 445-2870
LBY@alpha-ir.com

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